FOR IMMEDIATE RELEASE

John M. Thompson Joins MCF Corporation as Chairman of the Board

Anthony B. Helfet Resigns from Board

SAN FRANCISCO - November 6, 2007 - MCF Corporation (AMEX: MEM) today announced the election of John M. Thompson as the non-executive chairman of its board of directors. Additionally, Anthony B. Helfet has resigned his seat on the board. Jon Merriman, previous chairman, retains his position as a director and chief executive officer of MCF Corporation.

Jon Merriman, CEO of MCF Corporation stated: “I’m very pleased to welcome John Thompson to our team. His background and experience will be a real positive as we move into our next stage of growth. The board and I would also like to thank Tony Helfet for his leadership and years of contribution to the firm.”

An experienced business advisor, Thompson has chaired several boards of directors, including Arthur D. Little and MedPanel, Inc. (now Panel Intelligence, LLC, a wholly owned subsidiary of MCF Corporation), and served on others.

“We’ve built this company around the idea that everyone is accountable for their contribution,” Merriman continued. “The separation of CEO and chairman will allow me to better focus on my growing responsibilities as the firm’s leader and as a revenue generator. This move is also consistent with best practices in corporate governance, and we believe it will benefit the long-term interests of our employees, clients and stockholders.”

John Thompson added: “The decision to separate the functions of CEO and chairman of the board is an important one that frees the CEO from board management duties. I’m honored to join the board of directors of MCF Corporation. In addition to providing oversight, I will help the board provide value to the company as it continues the positive momentum it has gained in recent periods.”

John M. Thompson served as chairman and CEO of CSC Europe, overseeing all European operations for the Computer Sciences Corporation (NYSE: CSC). Prior to that he was vice chairman of Index Group, the company that pioneered the concepts of process redesign and business reengineering. He is well known on both sides of the Atlantic as a management consultant, helping better position firms for stronger growth. Thompson has been a guest faculty member at several universities including Harvard, MIT and Wharton, and he holds an M.A. from Cambridge University.

About MCF Corporation

MCF Corporation (AMEX:MEM) is a financial services holding company that provides investment research, capital markets services, corporate and venture services, investment banking, asset management and primary research through its operating subsidiaries, Merriman Curhan Ford & Co., MCF Asset Management, LLC and Panel Intelligence, LLC. MCF is focused on providing a full range of specialized and integrated services to institutional investors and corporate clients.

Note to Investors

This press release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our Quarterly Report on Form 10-Q filed on August 7, 2007. Forward looking statements include statements regarding our expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," and "would" or similar words. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise. The Form 10-Q filed on August 7, 2007, together with this press release and the financial information contained herein, is available on our Web site by going to www.mcfco.com and clicking on “Investor Relations.”

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At the Company:	Investor Contact:	Media Contact:
John D. Hiestand	John Baldissera	Shawn Simmons
Chief Financial Officer	BPC Financial Marketing	Mandelbaum & Morgan
(415) 248-5640	(800) 368-1217	(310) 785-0810
jhiestand@merrimanco.com		shawn@mandelbaummorgan.com